Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 9, 2021 (except for Note 10 as to which the date is June 23, 2021), with respect to the financial statements of Acumen Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-256945) and related Prospectus of Acumen Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

June 29, 2021